Exhibit 23.3

R.G. Manabat & Co.

The KPMG Center, 6/F

6787 Ayala Avenue, Makati City

Philippines 1209

Telephone	+63 (2) 8885 7000
Fax	+63 (2) 8894 1985
Internet	www.home.kpmg/ph
Email	ph-inquiry@kpmg.com

9 May 2025

The Board of Directors and Stockholders

Hotel of Asia, Inc. and Subsidiaries

DD Meridian Park Bay Area

Corner Macapagal Avenue and EDSA Extension Boulevard

Brgy 76 Zone 10, San Rafael, Pasay City, Metro Manila

Gentlemen:

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use, in this Registration Statement on Form F-4, of our report dated 15 April 2025 relating to the consolidated financial statements of Hotel of Asia, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to our Firm under the headings “Selected Historical Financial Data of HOA” and “Experts” in such Registration Statement.

Very truly yours,

/s/ R.G. MANABAT & CO.

R.G. MANABAT & CO.